NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: February 27, 582004

CONTACT: Steven R. Williams - (304) 842-3597 www.petd.com

Petroleum Development Corporation Announces Record 2003 Results

Production, Prices and Drilling Activity Increase Net Income 145%

Bridgeport, West Virginia - Petroleum Development Corporation (NASDAQ/NMS PETD) today announced financial and operating results for the fourth quarter and full year of 2003. Net Income for the fourth quarter was $8.0 million ($.49 per diluted share) compared to $3.0 million ($.20 per diluted share) in the prior year. Net Income for the year was $22.6 million ($1.39 per diluted share) compared to $9.3 million ($.58 per diluted share) in 2002. All of these results were new company records. The principal drivers of the improved performance were record oil and natural gas production, strong energy prices, and higher levels of drilling activity.

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Revenues	$59,456,200	$37,638,500	$202,851,000	$135,341,900

Income before income taxes and cumulative effect of change in accounting principle	$12,791,900	$4,239,400	$34,923,500	$13,082,200

Net income	$7,989,500	$3,044,900	$22,619,100	$9,284,800

Basic earnings per share	$.52	$.20	$1.45	$.59

Diluted earnings per share	$.49	$.20	$1.39	$.58

Weighted average common shares outstanding	15,628,433	15,734,767	15,659,591	15,866,363

Weighted average common and common equivalent shares outstanding	16,452,784	15,943,488	16,297,793	16,143,414

Steven R. Williams, CEO of Petroleum Development Corporation, said, "Last year was a remarkable year for the Company. Our acquisitions of producing properties, the results of our Wattenberg Field recompletion program, and our interests in new wells drilled by the Company helped us increase production by almost 34% for the year. In the fourth quarter of the year our average daily production rate was over 34 million cubic feet equivalent (MMcfe), a 62% increase from the fourth quarter rate in 2002. We sold all of the units we had available in the three drilling programs we closed in the last 6 months of 2003, and believe the prospects for strong sales in 2004 are excellent. We enjoyed excellent oil and natural gas prices in 2003, and the market looks good so far in 2004."

Operations

The Company drilled a total of 111 new wells during 2003, including 36 wells in the fourth quarter. Only one well, an exploratory well in Alabama, was dry. The $332,000 cost of the exploratory dry hole was expensed in the fourth quarter according to our successful efforts method of accounting. The successful wells included 90 wells in Wattenberg Field, and 20 wells in the Piceance Basin. Other than the exploratory dry hole, all of the wells drilled by the Company were drilled in conjunction with public investment partnerships sponsored by the Company. The Company purchases a 20% interest in the partnerships, and earns a profit for developing properties for the investors.

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Sales of interests in Company-sponsored drilling programs and the resulting drilling and development activity was a major contributor to the success of the quarter and year. The Company sold a total of $78.3 million of partnership interests in four partnerships during 2003, and had drilling revenues of $71.8 million during the year associated with these and prior partnerships. At the end of 2003 there was a carryover of $50.5 million of projects to be drilled in 2004 compared to a carryover of $37.3 million at the end of 2002. These drilling and completion activities will be completed in the first six months of 2004. Three of the four 2003 partnerships were fully subscribed. Four additional partnerships are planned for 2004, with total possible subscriptions for the year of $100 million. Actual sales will depend on many factors, including the success of the Company's prior drilling programs and oil and natural gas prices.

During 2003 the company replaced 654% of production and increased its total proved reserves by 41% from 141 Bcfe to 199 Bcfe, with proved developed reserves increasing 43% from 106 billion cubic feet equivalent (Bcfe) to 152 Bcfe. Capital expenditures associated with the increases included $30.6 for drilling and development (including funds spent for Wattenberg Field recompletions) and $33.9 for acquisitions, or total expenditures of $64.5 million. A table showing reserves by area is included at the end of this release.

Production from the Company's oil and gas properties in 2003 was 10.4 Bcfe up from 7.8 Bcfe in 2002, and included 8.7 Bcf of natural gas and 289 thousand barrels of oil. Oil and natural gas production in the fourth quarter was 3.1 Bcfe, or about 34 million cubic feet equivalent (MMcfe) per day, a 60% increase from the 21 MMcfe produced in the fourth quarter of 2002. Approximately 83% of the Company's production in 2003 was natural gas. The increased production resulted from the combination of production from new wells drilled by the Company, recompletions of wells in Wattenberg Field in Colorado, and acquisitions completed by the Company throughout the year. During the fourth quarter two acquisitions of producing properties were completed, both in Colorado. The following table summarizes the production from acquisitions and production increases from recompletions included in the production totals for 2003:

	Mcfe
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Recompletions	40,000	161,000	223,000	285,000	709,000
Williams Acquisition	-	453,000	573,000	519,000	1,545,000
4th Quarter Acquisitions	-	-	-	196,000	196,000
	40,000	614,000	796,000	1,000,000	2,450,000

Higher energy prices were also a significant factor in the Company's success in 2003. Overall the Company's average price was $4.50 per thousand cubic feet equivalent (Mcfe) in 2003, compared to $2.92 per Mcfe in 2002. One barrel of oil equals six Mcfe. The following table shows details for oil and natural gas prices for the fourth quarter and full year, of 2003 compared with 2002 and a breakdown of production by region for both periods.

	Three Months Ended December 31, 2003			Three Months Ended December 31, 2002
		Natural	Natural Gas		Natural	Natural Gas
	Oil	Gas	Equivalents	Oil	Gas	Equivalents
	(Bbl)	(Mcf)	(Mcfe)	(Bbl)	(Mcf)	(Mcfe)
Appalachian Basin	857	461,786	466,928	1,941	522,205	533,851
Michigan Basin	1,717	450,205	460,507	1,951	507,399	519,105
Rocky Mountains	91,680	1,660,415	2,210,495	48,374	615,158	905,402
Total	94,254	2,572,406	3,137,930	52,266	1,644,762	1,958,358

Average Price	$32.17	$4.32	$4.51	$29.49	$3.22	$3.50

	Year Ended December 31, 2003			Year Ended December 31, 2002
		Natural	Natural Gas		Natural	Natural Gas
	Oil	Gas	Equivalents	Oil	Gas	Equivalents
	(Bbl)	(Mcf)	(Mcfe)	(Bbl)	(Mcf)	(Mcfe)
Appalachian Basin	3,992	1,921,200	1,945,152	5,814	2,095,903	2,130,787
Michigan Basin	6,627	1,832,737	1,872,499	8,443	2,146,101	2,196,759
Rocky Mountains	278,874	4,958,245	6,631,489	212,779	2,220,033	3,496,707
Total	289,493	8,712,182	10,449,140	227,036	6,462,037	7,824,253

Average Price	$29.39	$4.42	$4.50	$24.41	$2.68	$2.92

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To protect itself from the potential effects of falling oil and natural gas prices, the company uses natural gas hedges and associated derivatives. During 2003 the net impact of the hedges was a cost of $.09 per Mcfe. This cost is included in the prices the Company records for its oil and natural gas sales. A table at the end of this release summarizes the Company's current natural gas and oil futures positions. Some of these positions have been set since the end of 2003.

The Company's two other business segments also had excellent results in 2003. With strong natural gas prices Riley Natural Gas (RNG), the Company's gas marketing subsidiary, increased revenues by 58% to $73.1 million compared to 2002 revenue of $46.4 million. Income before income taxes increased from $174,000 in 2002 to $689,000 in 2003. The revenue the Company receives for operating wells for its partners also increased in 2003 as the Company continued to add to the properties under management, with income of $3.1 million on revenues of $7.3 million.

Current Hedging of Commodity Transactions

The Company has entered into commodity-based derivative transactions to manage a portion of the exposure to price risk associated with its sales of oil and natural gas. During the fourth quarter of 2003 the Company had average production per month of 857,000 Mcf of natural gas and 31,000 Bbls of oil. The volumes shown are estimates of the hedges currently in place on the Company's share of production:

	Floors		Ceilings
Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price
NYMEX Based Hedges - (Appalachian and Michigan Basins)
Jan 2004	114,000	$4.45	57,000	$5.40
Feb 2004	114,000	$4.30	57,000	$5.25
Mar 2004	114,000	$4.20	57,000	$5.00
Apr 2004 - Oct 2004	81,000	$4.00	81,000	$5.65
Apr 2005 - Oct 2005	122,000	$4.28	61,000	$5.00

Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
Jan 2003 - Mar 2004	20,000	$3.50	20,000	$5.25
Apr 2004 - Oct 2004	25,000	$3.20	25,000	$4.70
Apr 2005- Oct 2005	33,000	$3.10	16,000	$4.43

NYMEX Based Hedges (Williams acquisition)
Jan 2004 - Dec 2004	150,000	$4.50	-	-
Apr 2005 - Oct 2005	150,000	$4.26	75,000	$5.00

Oil hedges
Month	Monthly Quantity Mmbtu	Contract Price
Mar 2004 - Dec 2004	10,000	$31.60

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PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

Three Months and Twelve Months ended December 31, 2003 and 2002

(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues:
Oil and gas well drilling operations	$24,397,500	$13,314,200	$71,841,500	$57,149,100
Gas sales from marketing activities	16,496,700	14,249,000	73,141,100	46,365,900
Oil and gas sales	14,155,400	6,845,100	47,021,600	22,857,100
Well operations and pipeline income	2,065,600	1,710,400	7,347,700	6,116,200
Other income	2,341,000	1,519,800	3,499,100	2,853,600

	59,456,200	37,638,500	202,851,000	135,341,900
Costs and expenses:
Cost of oil and gas well drilling operations	21,526,300	12,055,600	61,277,800	49,166,200
Cost of gas marketing activities	16,520,500	14,019,500	72,443,600	46,184,300
Oil and gas production costs	3,445,600	2,640,300	13,749,200	9,074,200
General and administrative expenses	1,232,800	1,318,900	4,974,400	4,391,900
Depreciation, depletion, and amortization	3,521,000	3,020,000	14,153,400	12,103,300
Interest	418,100	344,800	1,329,100	1,339,800

	46,664,300	33,399,100	167,927,500	122,259,700

Income before income taxes and cumulative effect of change in accounting principle	12,791,900	4,239,400	34,923,500	13,082,200

Income taxes	4,802,400	1,194,500	12,105,800	3,797,400

Net income before cumulative effect of change in accounting principle	7,989,500	3,044,900	22,817,700	9,284,800

Cumulative effect of change in accounting principle (net of taxes of $121,700)	-	-	(198,600)	-

Net income	$7,989,500	$ 3,044,900	$22,619,100	$ 9,284,800

Basic earnings per common share before accounting change	$0.52	$0.20	$1.46	$0.59

Cumulative effect of change in accounting principle	$ -	$ -	$(0.01)	$ -

Basic earnings per common share	$0.52	$0.20	$1.45	$0.59

Diluted earnings per share before accounting change	$0.49	$0.20	$1.40	$0.58

Cumulative effect of change in accounting principle	$ -	$ -	$(0.01)	-

Diluted earnings per share	$0.49	$0.20	$1.39	$0.58

Continued Page 5

Non-GAAP Financial Measure

The United States Securities and Exchange Commission has disclosure requirements for public companies concerning references to Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) Non-GAAP financial measures may be provided if the company explains the relevance of the information. The company must also reconcile the Non-GAAP financial measure to related GAAP information. "Adjusted Cash Flow" is a Non-GAAP financial measure provided by PDC in this earnings release. Adjusted Cash Flow is net income before deferred income taxes, depreciation, depletion, and amortization. PDC believes Adjusted Cash Flow is relevant because it is a measure of cash available to fund the company's capital expenditures and to service its debt. PDC also believes Adjusted Cash Flow is a valuable measure for estimating the value of the company's operations.

	Three months Ended		Twelve months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net income	$7,989,500	$3,044,900	$22,619,100	$9,284,800
Deferred income tax expense	4,583,600	867,000	9,476,800	2,986,400
Depreciation, depletion and amortization	3,521,000	3,020,000	14,153,400	12,103,300
Adjusted cash flow	$16,094,100	$6,931,900	$46,249,300	$24,374,500

Oil and Natural Gas Reserves

     The Company's oil and natural gas reserves by region are as follows as of December 31, 2003:

	Oil (Mbbl)	Gas (Mmcf)	Natural Gas Equivalent (Mmcfe)%
Proved Developed Reserves
Appalachian Basin	49	41,715	42,009	27.59%
Michigan Basin	43	23,811	24,069	15.81%
Rocky Mountain Region	2,797	69,410	86,192	56.60%
Total Proved Developed Reserves	2,889	134,936	152,270	100.00%

Proved Undeveloped Reserves
Appalachian Basin	0	0	0	0.00%
Michigan Basin	0	1,488	1,488	3.17%
Rocky Mountain Region	140	44,574	45,414	96.83%
Total Proved Undeveloped	140	46,062	46,902	100.00%

Total Proved Reserves
Appalachian Basin	49	41,715	42,009	21.09%
Michigan Basin	43	25,299	25,557	12.83%
Rocky Mountain Region	2,937	113,984	131,606	66.08%
Total Proved Reserves	3,029	180,998	199,172	100.00%

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The Company plans to file it's Annual Report on Form 10-K on Tuesday, March 2, 2004. Everyone is invited to join Steve Williams, Chief Executive Officer, and Darwin Stump, Chief Financial Officer, for a conference call on March 3, 2004 to discuss the results and be available for questions.

What: Petroleum Development Fourth Quarter Earnings Conference Call

When: Wednesday, March 3, 2004 at 3:00 p.m. Eastern Standard Time

Where: www.petd.com

How: Live on the Internet - log on to the web address above or call (888) 529-0347

(Passcode 645149) for telephone participation.

Contact: Steve Williams, Petroleum Development Corporation, (800) 624-3821 E-mail: petd@petd.com

Please go to the website at least 15 minutes prior to the call and register, download and install any necessary audio software. If you are unable to listen to the live broadcast, an outline rebroadcast will be available shortly after the conclusion of the call.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002 and was added to the Russell 3000 List of companies in 2003. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597